Exhibit 99.1

PRESS RELEASE

Party City Announces Appointment of Brad Weston as President of Party City Holdco Inc.

and Chief Executive Officer of Party City Retail Group

ELMSFORD, N.Y. – JULY 17, 2019 - Party City Holdco Inc. (NYSE:PRTY) today announced that Brad Weston has been appointed as President of Party City Holdco Inc. (“PCHI”) and Chief Executive Officer of Party City Retail Group, effective July 25, 2019. In this newly formed role, Mr. Weston will report directly to James M. Harrison, Chief Executive Officer of PCHI.

As President of PCHI, Mr. Weston will play a key role in driving the Company’s strategic growth initiatives across its vertically integrated business. And as CEO of Party City Retail Group, Mr. Weston will lead all aspects of the Company’s retail operations, replacing Ryan Vero who left in early July.

Mr. Weston most recently served as Chief Executive Officer at Petco, where he held several leadership positions of increasing responsibility from 2011 to 2018. During his tenure at Petco, the company grew more than 50 percent and increased market share in the fast growing pet sector. Brad led the strategic development and launch of the company’s omni-channel platform, and designed the company’s private brand product vision that drove Petco store, wholesale and international growth. Prior to that, Mr. Weston was Chief Merchandising Officer at Dick’s Sporting Goods, where his strategic initiatives across product content and in-store experiences delivered record earnings and significant same–store sales growth. He has also developed exclusive licenses with world-class brands in the industry. Mr. Weston currently serves on the Board of Directors of Boot Barn.

Mr. Harrison stated, “We are thrilled to have Brad join our team, as he is a well-respected and innovative leader with deep experience across large-scale specialty retail operations. We believe Brad’s expertise is perfectly suited for this dynamic new role, where his responsibilities will include both leading our retail business, as well as working with our senior team in managing and gaining insights into the integrated wholesale business. With Brad on board, we remain fully committed to continuing our focus on executing against our growth initiatives across retail, e-commerce and wholesale, as we look to continuously improve the shopping experience for our consumers and position our Company for long-term sustainable growth.”

Mr. Weston added, “I am very excited to join Party City, which is renowned for its strong retail and wholesale platform and integrated vertical model. I look forward to working with Jim and the rest of the Party City management team to help the entire Company execute on its strategic initiatives.”

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contacts

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser and Jim Furrer

203-682-8200

PartyCityPR@icrinc.com

2